CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Statement of Additional Information constituting part of the registration statement on Form N-14 (the “Registration Statement”) of our reports dated February 29, 2008 relating to the financial statements and financial highlights of Core Equity Trust, Fundamental Value Trust, U.S. Large Cap Trust, American Growth-Income Trust, Income & Value Trust, American Asset Allocation Trust, Mid Cap Value Trust, Mid Value Trust, Small Company Trust, Small Company Value Trust, Classic Value Trust, and Equity-Income Trust (portfolios of John Hancock Trust), appearing in the December 31, 2007 Annual Reports to Shareholders of John Hancock Trust. We also consent to the references to us under the headings “Financial Statements” and “Financial Highlights” in the Prospectus/Proxy statement and “Information Incorporated by Reference” in the Statement of Additional Information which constitute part of this Registration Statement.
We hereby also consent to the incorporation by reference in the May 1, 2008 Statement of Additional Information of John Hancock Trust of our reports dated February 29, 2008 relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Reports to Shareholders of the John Hancock Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the in the May 1, 2008 Prospectus and Statement of Additional Information of John Hancock Trust.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 16, 2009